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Norfolk Southern Corporation

(Name of Registrant as Specified in Its Charter)

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA ADVISORS, LLC

ANCORA ALTERNATIVES LLC

ANCORA BELLATOR FUND, LP

ANCORA CATALYST, LP

ANCORA FAMILY WEALTH ADVISORS, LLC

THE ANCORA GROUP LLC

ANCORA HOLDINGS GROUP, LLC

ANCORA IMPACT FUND LP

ANCORA IMPACT FUND LP SERIES AA

ANCORA IMPACT FUND LP SERIES BB

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA MERLIN, LP

BETSY ATKINS

JAMES BARBER, JR.

WILLIAM CLYBURN, JR.

NELDA CONNORS

FREDERICK DISANTO

SAMEH FAHMY

INVERNESS HOLDINGS LLC

JOHN KASICH

GILBERT LAMPHERE

ALLISON LANDRY

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Ancora Alternatives LLC (“Ancora”), together with the other participants named herein, intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of their slate of director nominees at the 2024 annual meeting of shareholders of Norfolk Southern Corporation, a Virginia corporation (“Norfolk Southern” or the “Company”).

Item 1: On February 20, 2024, Jim Chadwick, President, Alternatives at Ancora, had an interview with Leslie Picker on CNBC. The full text of the interview transcript follows:

Joe Kernen: Over to Leslie Picker. She's bringing us a special interview on an activist campaign against railroad operator Norfolk Southern. So only two of us today, Leslie. We welcome your participation.

Leslie Picker: Well, thank you, Joe. I appreciate that and I appreciate your time, James Chadwick, for a CNBC exclusive. Jim as the president of Alternatives at Ancora, the firm has taken an aggressive activist stance in Norfolk Southern and is releasing its management strategy this morning, which includes changes in the CEO spot and the board. Good morning, Mr. Chadwick. So you've got a deck that you plan to circulate to investors. You've got a website here, a majority of the slate, you're nominating eight directors, and we'll have some full screens that show who those directors are and you are recommending Jim Barber, the former COO of UPS as the CEO of Norfolk Southern. And you put a $420 price target, that's pretty significant upside, more than two thirds of where the shares are currently trading. So why this slate? Why a change in management and why do you think that they can effectuate the kind of value creation that gets to 420 a share for Norfolk?

Jim Chadwick: Thanks for having me today, Leslie. We really appreciate it. Look, as an Ohio based manager, we are deeply invested in this company. It's beyond just dollars and cents. I mean, for us, this is something that's in our own backyard. And I'm referring of course to the East Palestine derailment last year. I think before getting into some of the specifics on the question, just to step back at 30,000 feet, what we want to outline here and what we believe is outlined in the deck is the case for change at Norfolk Southern and why it's so strong. Why we think that we can offer shareholders really an unmatched value proposition here. And I think there are some key points we want to bring up. And first, Norfolk Southern's the worst performing operator in the class one railroad space. And that's measured based on the operating metrics share price performance.

And that's despite having an exceptional workforce, a great customer base, really all that would be needed to be a top performing railroad. But unfortunately, the company has been, in our opinion, mismanaged and the board has made some poor decisions. Secondly, when you look back in 2022, the company had the opportunity to bring in what we think could have been a real operator to turn around the business. And instead they elevated a 30-year company insider with no real operational acumen that really has never even generated growth even formally as a company's CMO. And then third, I think the consequences of poor execution and weak management were epitomized by the East Palestine derailment. And even to this day, since that time, the company's had continued accidents. They had a tragic death of an engineer in the last couple of weeks, as well as multiple derailments in the past 30 days.

But I think when you mentioned what we think we can bring to the table here or how we're going to drive value, I mean, first you look at the slate we put together. We've nominated eight directors, as you had said, and we think all of them are exceptionally strong. And that includes Governor John Kasich, regulatory experts like William Clyburn, rail experts like Gil Lamphere and Sameh Fahmy. The management team we think that we're proposing here is outstanding. Jim Barber, we think is a superstar, former COO at UPS as, as well as Jamie Boychuk, who's really one of the highest regarded rail operators in the country. And so combining those two with Jamie as the COO candidate, but combining those two, really marrying those perspectives between those two individuals, marrying UPS kind of best practices with rail principles, we think that we can drive significant value here to the company.

Leslie Picker: Jim, of course, activism in railroads is a well-traveled line so to speak. But two of the high profile success stories from a dissident standpoint, Canadian Pacific and CSX involved Hunter Harrison, who is a renowned industry vet, known for really inventing and proselytizing precision scheduled railroading. And that's a piece of your push too, even though Norfolk Southern has implemented some key pieces of PSR. But critics will say that it's not the best in terms of safety standards. It lacks the same safety rigor and it can result in sizable layoffs. So as you look at the inefficiencies that you're trying to solve for here, how do you square those two things? Especially as you mentioned, we just reached the one-year anniversary of the East Palestine derailment.

Jim Chadwick: Well, I think for openers, I think the East Palestine derailment wasn't the result of PSR. I mean, what Norfolk Southern runs today in the way that the railroads managed, I mean, poor safety in my opinion, is the function of poor leadership. So I think when you're looking back historically at what has happened in the other rails that have implemented PSR strategies, we think obviously there's been some very notable successes. I think the most recent of which pointing to Hunter and it was CSX in 2017, I think part of the challenge there as he went through implementing that strategy was the timeline he was pushing for was trying to make it happen very fast. And I think part of it had to do with his health at that time. When I look at what we're trying to do here, and you'll see in the presentation, this is not PSR in the true sense of the word.

We look at it as we build on the principles of scheduled railroading, but really, as we've called it a scheduled network or a network of the future, which we plan to detail a lot more about that plan in coming weeks. But effectively it is taking the core principles of scheduled railroading, but layering on top of those other components related. And that's where I mentioned Barbara's network background, but really driving growth, marrying really the operating and marketing functions of a company and focused on merchandise and what you're actually pushing through on your network. But like I said, I am excited about the opportunity to share more of those details as we go forward here. And as Jim and Jamie get a chance to speak here.

Leslie Picker: What's currently your sticking point with the company at this stage? Based on their statements, it seems like they've been engaging in discussion. So where is kind of the line in the sand for each side at this point that would preclude some sort of a settlement?

Jim Chadwick: It's Alan Shaw, I think is what I would say at this point. I mean, the company has been what I would describe as blindly loyal to him in terms of their support, despite his performance. Like I said, the company is the worst performing railroad. It's pretty much worse on every operating metric we could talk about since he's taken over as CEO. I think the view on their side is one of time and our view is the results speak for themselves and disasters speak for themselves. And there has to be accountability. But really I think when you look at what's the sticking point, this company has an early nominating window we had nominated in the last week of November, so it's been over two and a half months of engagement with the company. We have engaged with them frequently and have had quite a bit of communication, but there really has been no movement either on the Alan Shaw front or on a real serious offer in terms of reconstituting the board. And so both of those things we believe are necessary here, I think, to drive the type of value that the shareholders deserve.

Leslie Picker: All right. And it should be worth noting we reached out to Norfolk Southern Representatives first thing this morning to let them know you'd be on. I haven't immediately heard back, but hopefully after this conversation we will get a comment from them. Jim Chadwick, President of Ancora Alternatives, appreciate your time this morning. Andrew, I'll send it back to you.

***

Item 2: On February 20, 2024, Ancora posted the following material to its campaign website at www.movenscforward.com (the “Website”). Copies of the materials posted to the Website are filed herewith.

From time to time, Ancora or the other participants in the proxy solicitation may publish the material, or portions thereof, on the Website in connection with the solicitation of the shareholders of Norfolk Southern.

POP-UP DISCLAIMER

The views expressed on this website represent the opinions of Ancora Holdings Group, LLC ("Ancora") and the other participants in its solicitation (collectively, the "Participants"), which beneficially own shares of Norfolk Southern Corporation (the "Corporation"), and are based on publicly available information with respect to the Corporation. The Participants recognize that there may be confidential information in the possession of the Corporation that could lead it or others to disagree with the Participants' conclusions. The Participants reserve the right to change any conclusions. The Participants reserve the right to change any of the opinions expressed herein at any time as they deem appropriate and disclaim any obligation to notify the market or any other party of any such changes. The Participants disclaim any obligation to update the information or opinions contained on this website.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission ("SEC") or other regulatory authorities and from other third party reports. Neither the Participants nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. There is no assurance or guarantee with respect to the prices at which any securities of the Corporation will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by the Participants herein are based on assumptions that the Participants believe to be reasonable as of the date of the materials on this website, but there can be no assurance or guarantee that actual results or performance of the Corporation will not differ, and such differences may be material.

The materials on this website are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security. These materials do not recommend the purchase or sale of any security. The Participants currently beneficially own shares of the Corporation. It is possible that there will be developments in the future that cause the Participants from time to time to sell all or a portion of their holdings of the Corporation in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

Although the Participants believe the statements made in this website are substantially accurate in all material respects and does not omit to state material facts necessary to make those statements not misleading, the Participants make no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication it makes with respect to the Corporation and any other companies mentioned, and the Participants expressly disclaim any liability relating to those statements or communications (or any inaccuracies or omissions therein). Thus, stockholders and others should conduct their own independent investigation and analysis of those statements and communications and of the Corporation and any other companies to which those statements or communications may be relevant.

This website may contain links to articles and/or videos (collectively, "Media"). The views and opinions expressed in such Media are those of the author(s)/speaker(s) referenced or quoted in such Media and, unless specifically noted otherwise, do not necessarily represent the opinion of the Participants.

This website may not be deemed to constitute solicitation material and is intended solely to inform stockholders so that they may make an informed decision regarding the proxy solicitation, as explained in greater detail below.

This website may employ cookies. The publicly accessible areas of this website do not automatically gather any personal information, and such information will not be collected unless information such as your name, phone

MOVE NSC FORWARD

CONTACT

CASE FOR CHANGE | PROPOSED DIRECTORS | PROPOSED MANAGEMENT | PLAN OVERVIEW | RESOURCES & FILINGS

MOVE NSC FORWARD

Ancora and the participants in its solicitation believe Norfolk Southern's Board has failed to hold management accountable for sustained operational issues, safety lapses and share price underperformance.

The case for immediate changes in leadership, safety and strategy is clear.

VIEW OUR PRESENTATION >

We have nominated eight highly qualified, independent candidates for election to Norfolk Southern's Board. They possess the necessary experience in governance, finance, legislative and regulatory affairs, strategic transformations, transportation and the railroad sector.

We have identified a proposed management team that includes Jim Barber, a proven transportation network leader and former executive at UPS, as CEO and Jamie Boychuk, a career railroader and former executive at CSX, as COO.

With the right Board, management and strategy, we believe Norfolk Southern can achieve its full potential as a safe, reliable and top-performing railroad for all stakeholders.

CASE FOR CHANGE >

Key Issues Norfolk Southern Faces Today

INEFFECTIVE CEO

CEO Alan Shaw is a 30-year insider who lacks relevant experience and has a track record of failing to deliver growth.

FAILED STRATEGY

Leadership's operating plan has resulted in higher costs, shrinking margins and a worse operating ratio.

OPERATIONAL UNDERPERFORMANCE

Under Mr. Shaw's leadership, Norfolk Southern has underperformed Class I railroad peers on every relevant operating metric.

LACK OF LEADERSHIP OVERSIGHT

The Board has failed to hold management accountable for its widening peer gap, lax operating culture and increasing rate of accidents.

TONE-DEAF CRISIS RESPONSE

Norfolk Southern's insufficient response to the East Palestine derailment is the product of a failed strategy, poor accountability and a lack of leadership oversight.

FIND OUT WHY URGENT CHANGE IS NEEDED AT NORFOLK SOUTHERN

LEARN MORE >

Perspectives on the East Palestine Derailment

"The way that the response from Norfolk Southern and government officials has unfolded has deepened a conviction among many here that they have been treated as expendable victims of powerful forces."

In Ohio Town Where Train Derailed, Anxiety and Distrust Are Running Deep

THE NEW YORK TIMES

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Perspectives on the East Palestine Derailment

"

'It's Norfolk Southern's responsibility to keep its workers safe on the job,' said Ohio Sen. Sherrod Brown, a Democrat. 'And this company has failed to do its job over and over and over.'

"

Norfolk Southern CEO Apologizes, Pledges Change at Senate Hearing on Ohio Train Derailment

THE WALL STREET JOURNAL

Perspectives on the East Palestine Derailment

"

'This derailment was entirely avoidable,' the attorney general, Dave Yost, said at a news conference in Columbus announcing the suit. 'I'm concerned that Norfolk Southern is putting profits for their own company above the health and safety of the cities and communities that they operate in.'

"

Ohio Attorney General Sues Norfolk Southern Over Derailment

THE NEW YORK TIMES

Perspectives on the East Palestine Derailment

> "
> 'I think they've handled it terribly,' said Warren Buffett when asked about Norfolk Southern's response to the East Palestine derailment. 'They were tone deaf.'
> "

Warren Buffett on Norfolk Southern train derailment response: I think they handled it terribly

CNBC

The Case For Significant Change

Norfolk Southern's Board has failed to oversee management and operational risks that have led to tremendous environmental damage, financial losses and value destruction for shareholders.

Norfolk Southern is being led by a CEO with a misplaced strategy and lacking operational experience.

Under Mr. Shaw's leadership, Norfolk Southern has underperformed its peers on every relevant operating metric, translating to higher costs, lower profitability, inferior cash flows and reduced value for shareholders.

Norfolk Southern is being led by a CEO with a misplaced strategy and lacking operational experience.

Under Mr. Shaw's leadership, Norfolk Southern has underperformed its peers on every relevant operating metric, translating to higher costs, lower profitability, inferior cash flows and reduced value for shareholders.

Norfolk Southern's Total Shareholder Return Compared to Peers

	2022 Investor Day to Jan. 31, 2024	Since Announcing Shaw as CEO to Jan. 31, 2024	One Year to Jan. 31, 2024	Three Years to Jan. 31, 2024
Norfolk Southern	(2.5%)	(8.6%)	(1.9%)	5.6%
CSX	15.5%	6.4%	17.1%	29.7%
Class 1 Railroad Median	8.4%	8.3%	11.7%	29.6%
Norfolk Southern versus CSX	(18.0%)	(15.0%)	(19.0%)	(24.1%)
Norfolk Southern versus Class 1 Railroad Median	(10.9%)	(16.9%)	(13.6%)	(24.1%)

Mr. Shaw does not possess the operating experience needed to effectively oversee Norfolk Southern.

Source: FactSet, total shareholder returns as of 1/31/2024. Class I Average includes CSX, UNP, CP and CNI.

The Norfolk Southern Board has failed to effectively oversee leadership.

The Board sat idle while Norfolk Southern's accident rate continued to rise – despite Mr.Shaw's strategy promising safety improvements.

Class I Rails Accident Rate Comparison

Class I Railroad reportable train accidents per million train miles, 2018-2022

The Board has not held management accountable for failing to provide consistent quantitative metrics against which to track Norfolk Southern's progress relative to peers.

The Board Has Allowed Management to Abandon Operating Targets Without Consequences

December 2019
February 2022
NSC lays out a 60% operating ratio target to reach by 2021.
Mr. Shaw reverses track, stating that "reducing OR is not our singular focus."

Source: FRA Norfolk Southern Safety Assessment.

The Company's insufficient response to the 2023 derailment in East Palestine, Ohio is a microcosm of Norfolk Southern's failed strategy, insufficient accountability and lack of oversight of poor leadership.

THE WALL STREET JOURNAL

Dead Fish, Contaminant Plume After the Ohio Train Derailment Put Norfolk Southern in Spotlight

AP Associated Press

Response to fiery Ohio derailment frustrated by poor communication and incomplete information

NBC NEWS

Norfolk Southern CEO a no-show at town hall meeting to discuss derailment

CNN

A year after a toxic train derailment, cleanup continues and trauma lingers in a divided community

PROPOSED DIRECTORS >

Proposed Directors

Our fit-for-purpose slate brings necessary experience in governance, finance, legislative and regulatory affairs, strategic transformations, transportation and the railroad sector.

Betsy Atkins

Ms. Atkins is a corporate governance expert and three-time CEO with experience in capital allocation, transformations and strategic planning.

Biography:

- CEO and Founder of Baja Corporation, a venture capital firm focused on software, technology, energy and digital transformation.
- Member of the boards of directors of SL Green Realty (NYSE: SLG), SolarEdge Technologies (Nasdaq: SEDG), Enovix Corporation (Nasdaq: ENVX), Wynn Resorts (Nasdaq: WYNN), Rackspace Technology (Nasdaq: RXT) and GoPuff.
- Former CEO and Chair of SaaS Company Clear Standards, an energy management and sustainability software company, CEO and Chair of NCI, a functional food/nutraceutical company, and CEO of Key Supercomputer Labs, which delivers technology-driven seismic analytics and sustainability insights.
- Previously served on the board of directors of companies that include Covetrus, Schneider Electric, HD Supply and Volvo Car Corporation.

Jim Barber, Jr.

Mr. Barber is a shipping and logistics industry veteran with experience in finance, strategic planning and risk management at one of the country's largest railroad customers.

Biography:

- Previously spent 35 years at United Parcel Service, Inc. (NYSE: UPS), most recently serving as COO and President from 2018 to 2020.
- Previously held leadership roles in UPS' domestic and international business units as well as in supply chain solutions, including both Global Freight Forwarding and Coyote Logistics.
- Member of the boards of directors of C.H. Robinson Worldwide, Inc. (Nasdaq: CHRW), where he serves on the Audit Committee, and U.S. Foods Holding Corp. (NYSE:USFD), where he serves on the Compensation and Human Capital Committee.
- Audit Committee Financial Expert, as defined by the U.S. Securities and Exchange Commission.

Analyst Commentary

“ **Norfolk has long been an underperforming self-help story that simply can't figure out how to help themselves** ... The company is looking for 3% revenue growth which does not keep up with inflation, while industry leading revenue growth. They talk about moving to industry competitive margins by 100-150bp annual improvements, although they are now 700bp beneath the group... ”

- STIFEL FINANCIAL CORP. / JANUARY 28, 2024

STIFEL

“ **We are concerned about long-run OR improvement.** We don't think 100-150 bps of improvement over 3 years is enough... Also, **we didn't come away from the call satisfied that there is a dramatic enough change in approach from management to address the issue.** ”

- CITIBANK, N.A. / JANUARY 26, 2024

citi

“ The LT guidance **does not necessarily indicate urgency**. We called out NSC's LT guidance post their 2022 Investor Day as being **relatively modest in ambition** (at least relative to expectations) and mgmt... A 450 bp (high end of guidance) improvement over 3 years, **does not get NSC back to where their peers are today** (or indeed where NSC itself was a year ago), and **peers will surely continue to improve OR** ... in the coming years. ”

- MORGAN STANLEY / JANUARY 29, 2024

Morgan Stanley

“ NSC appears to be running a **marketing and service led culture** instead of one that starts with the **operating plan**. ”

- ALLIANCEBERNSTEIN L.P. / FEBRUARY 9, 2024

AB BERNSTEIN

“ [I]f the company just hit the high end [of guidance] every year for the next three years, NSC's OR would still be below where its East Coast peer was in 2023. **We do not view new financial guidance as closing the gap with competitors as management suggested...** ”

- TD COWEN / JANUARY 29, 2024

TD Cowen

“ Given that all four public peers are expected to be in the 60% to 61% next year - even if these peers were not to improve at all after that, **it would take NSC six years to get to a margin level in line with its competitors.** ”

- RBC CAPITAL MARKETS / JANUARY 26, 2024

RBC Capital Markets®

RESOURCES ›

Policymaker Commentary

> “Let me be clear: While there are acts of God, **this was an act of greed that was 100 percent preventable**. Let me say it again: an act of greed that was 100 percent preventable. We were pushing railroads to take more precautions, to deal with braking, to deal with a whole range of things that were not dealt with. **Norfolk Southern failed its responsibility**. You know, multimillion-dollar railroad companies transporting toxic chemicals have responsibility to do it safely. And, again, **Norfolk Southern failed.**”
>
> - JOE BIDEN, PRESIDENT OF THE UNITED STATES / **FEBRUARY 16, 2024**

> “It's been one year since the East Palestine derailment and Norfolk Southern STILL refuses to take accountability for the pain they inflicted on an entire community.
>
> I will never back down to **greedy, incompetent corporations like Norfolk Southern**. Never.”
>
> - SENATOR SHERROD BROWN / **FEBRUARY 3, 2024**

> “Let's be clear: This derailment wasn't bad luck.
>
> It was the result of **Norfolk Southern repeatedly putting their profits over the health and safety of the communities that their trains pass through.**”
>
> - SENATOR JOHN FETTERMAN (D-PA) / **FEBRUARY 3, 2024**

> “It's been one year since a hazardous train derailment devastated East Palestine and Darlington Township.
>
> We need to hold big rail corporations accountable to ensure they **never prioritize profits over safety and prevent another disaster.**”
>
> - SENATOR BOB CASEY JR. (D-PA) / **FEBRUARY 3, 2024**

> “I've been outspoken about the serious concerns that I have with the [Norfolk Southern's] failed management of this crisis...They chose not to participate in the unified command. They gave inaccurate information and conflicting modeling data, and they refused to explore or articulate alternative courses of action when we were dealing with the derailment in the early days. In sum, Norfolk Southern injected unnecessary risk into this crisis and they created confusion in this process.”
>
> - GOVERNOR JOSH SHAPIRO (D-PA) / **FEBRUARY 22, 2023**

RESOURCES ›

East Palestine Derailment

New surveillance video shows train wheel overheating before crash
CNN

RAIL DISASTER
CNN: TRAIN WHEEL OVERHEATING 43 TO 57 MINUTES BEFORE DERAILMENT
CNN
CNN THIS MORNING

"Now you can see **sparks from an apparent wheel bearing overheating** ... The train keeps going for 20 miles after that point, headed for East Palestine. And that is **where it derails at 8:55, a full 43 minutes after we saw those sparks** in Salem."

CNN >

Video shows sparks or flames 20 miles before train derailment in East Palestine
CBS

In Ohio Town Where Train Derailed, Anxiety and Distrust Are Running Deep
THE NEW YORK TIMES

Norfolk Southern's Profits and Accident Rates Rose in Recent Years
THE NEW YORK TIMES

The challenges of East Palestine's toxic waste cleanup
NPR

Norfolk Southern content with minimum safety too often, regulators say after fiery Ohio derailment
ASSOCIATED PRESS

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if the underlying assumptions of Ancora (defined below) or any of the other participants in the proxy solicitation described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Ancora that the future plans, estimates or expectations contemplated will ever be achieved. You should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Except to the extent required by applicable law, neither Ancora nor any participant will undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Certain statements and information included herein have been sourced from third parties. Ancora does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Ancora Alternatives LLC (“Ancora Alternatives”) and the other Participants (as defined below) intend to file a preliminary proxy statement and accompanying BLUE universal proxy card (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2024 annual meeting of shareholders (the “2024 Annual Meeting”) of Norfolk Southern Corporation, a Virginia corporation (“Norfolk Southern” or the “Corporation”).

The participants in the proxy solicitation are currently anticipated to be Ancora Catalyst Institutional, LP (“Ancora”), Ancora Merlin Institutional, LP, (“Ancora Merlin Institutional”), Ancora Merlin, LP (“Ancora Merlin”), Ancora Catalyst, LP (“Ancora Catalyst”), Ancora Bellator Fund, LP (“Ancora Bellator”), Ancora Impact Fund LP Series AA (“Ancora Impact AA”) and Ancora Impact Fund LP Series BB (“Ancora Impact BB”) (each of which is a series fund within Ancora Impact Fund LP) (Ancora, Ancora Merlin Institutional, Ancora Merlin, Ancora Catalyst, Ancora Bellator, Ancora Impact AA and Ancora Impact BB, collectively, the “Ancora Funds”), Ancora Advisors, LLC (“Ancora Advisors”), The Ancora Group LLC (“Ancora Group”), Ancora Family Wealth Advisors, LLC (“Ancora Family Wealth”), Inverness Holdings LLC (“Inverness Holdings”), Ancora Alternatives, Ancora Holdings Group, LLC (“Ancora Holdings”) and Frederick DiSanto (collectively, the “Ancora Parties”); and Betsy Atkins, James Barber, Jr., William Clyburn, Jr., Nelda Connors, Sameh Fahmy, John Kasich, Gilbert Lamphere and Allison Landry (the “Ancora Nominees” and, collectively with the Ancora Parties, the “Participants”).

Ancora Alternatives, as the general partner and investment manager of each of the Ancora Funds and as the investment manager of the Ancora Alternatives separately managed accounts (each an “SMA”), may be deemed to beneficially own in the aggregate 913,180 shares of the Corporation’s common stock, $1.00 par value (the “Common Stock”) held in the Ancora Funds and the Ancora Alternatives SMAs (including 123,500 shares of Common Stock underlying 1,235 American call options held in the Ancora Funds). Ancora Advisors, as the investment advisor to the SMA of Ancora Advisors, may be deemed to beneficially own all of the 270 shares of Common Stock held in the Ancora Advisors SMA. Ancora Group, as the sole member of Ancora Advisors, may be deemed to beneficially own all of the 270 shares of Common Stock held in the Ancora Advisors SMA. Ancora Family Wealth, as the investment advisor to the Ancora Family Wealth SMAs, may be deemed to beneficially own all of the 9,847.28 shares of Common Stock held in the Ancora Family Wealth SMAs. Inverness Holdings, as the sole member of Ancora Family Wealth, may be deemed to beneficially own all of the 9,847.28 shares of Common Stock held in the Ancora Family Wealth SMAs. Ancora, as the sole member of each of Ancora Alternatives, Ancora Group and Inverness Holdings, may be deemed to beneficially own in the aggregate 923,297.28 shares of Common Stock held by the Ancora Funds (including the 123,500 shares of Common Stock underlying 1,235 American call options), the Ancora Alternatives SMAs, the Ancora Advisors SMA and the Ancora Family Wealth SMAs. Mr. DiSanto, as the Chairman and Chief Executive Officer of Ancora, may be deemed to beneficially own in the aggregate 923,297.28 shares of Common Stock held by the Ancora Funds (including the 123,500 shares of Common Stock underlying 1,235 American call options), the Ancora Alternatives SMAs, the Ancora Advisors SMA and the Ancora Family Wealth SMAs. The Ancora Parties beneficially own 923,297.28 shares of Common Stock in the aggregate (including the 123,500 shares of Common Stock underlying 1,235 American call options). Gilbert Lamphere owns 2,000 shares of Common Stock and Sameh Fahmy owns 3,000 shares of Common Stock. All of the foregoing information is as of the date hereof unless otherwise disclosed.

IMPORTANT INFORMATION AND WHERE TO FIND IT

ANCORA STRONGLY ADVISES ALL SHAREHOLDERS OF NORFOLK SOUTHERN TO READ THE PRELIMINARY PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT, AND OTHER PROXY MATERIALS FILED BY ANCORA AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.